As filed with the Securities and Exchange Commission on January 15, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADSTAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3666899
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4553 Glencoe Avenue, Suite 325
Marina del Rey, California 90292
(Address, including zip code, and telephone number, including area code, of registrant’s executive offices)

LESLIE BERNHARD
President and Chief Executive Officer
4553 Glencoe Avenue, Suite 325,
Marina del Rey, California 90292
(310) 577-8255
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Stephen A. Zelnick, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
(212) 838-8040
(212) 838-9190 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount To	Maximum	Aggregate	Amount of
Title of Each class of	Be	Offering Price	Offering	Registration
Securities to be Registered	Registered	Per Security	Price	Fee(1)

Common stock, par value $.0001 per share	2,624,701	$1.85 (2)	$4,855,697	$392.83

Total Registration Fee				$392.83

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2)	Pursuant to Rule 457(c), the maximum offering price for the common stock is based upon the average of the high and low sales prices of the Common Stock on the Nasdaq on January 9, 2004 of $1.85.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

2,624,701 Shares
Common Stock

     The selling stockholders named in this prospectus are offering to sell up to an aggregate of 2,624,701 shares of our common stock as follows:

1,311,530	shares issued to the two stockholders of Edgil Associates, Inc., a Massachusetts corporation, in connection with AdStar’s acquisition of the business and all of the assets of Edgil Associates, Inc., pursuant to an Agreement and Plan of Merger dated October 21, 2003, under which Edgil merged with and into a wholly-owned subsidiary of AdStar;

44,615	shares issued pursuant to the terms of an agreement between AdStar and Morse, Zelnick, Rose & Lander, LLP;

1,257,693	shares issued in the private placement of our common stock to accredited investors in November, 2003; and

10,863	shares issued as part of the compensation paid in connection with a service agreement between AdStar and Loki Group, Ltd.

     We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.

     Shares of our common stock are traded on the Nasdaq Small Cap Market under the symbol “ADST”. On January     , 2004, the closing price was $          per share.

     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on Page 3, for the factors you should consider before buying shares of our common stock.

The date of this prospectus is January     , 2004

FORWARD LOOKING STATEMENTS
ADSTAR
RECENT DEVELOPMENT
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
REPORTS TO SECURITY HOLDERS
INCORPORATION OF DOCUMENTS BY REFERENCE
PROVISIONS OF OUR CERTIFICATE OF INCORPORATION
SIGNATURE
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3

     You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plan, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

ADSTAR

     AdStar, Inc., a Delaware corporation (“AdStar” ) provides technology services within the classified advertising and publishing industries. AdStar is the only service provider that boasts a suite of services that meet the diversified needs of today’s advertisers and publishers. AdStar has developed the only technology that gives advertisers the flexibility to create, schedule and pay for ads from their desktop or via the Web for simultaneous distribution in the print and online versions of newspapers. The company’s technology has bridged disparate technologies and systems in a way that provides for seamless communications and transmission of ads between advertiser and publisher. The resulting services have eliminated traditional obstacles for advertisers, while providing publishers with an always-on, self-running sales channel that gives them more time and resources to focus on the business of publishing newspapers.

Executive Summary

     AdStar has the strength of more than 16 years of experience working with the largest publishers and advertisers in their respective industries. The company is in the enviable position in the marketplace with an unduplicated technology infrastructure and superior e-commerce services that continue to raise the industry standard for electronic ad transaction services in the multi-billion dollar classified ad industry.

     Since 1986, AdStar’s dominance has spread from ad agencies, to professional contract advertisers, to the Internet with more than 40 of the largest newspapers in the country relying on AdStar’s online ad transaction technology. While current ad transactions processed through AdStar’s system represent only a miniscule portion of the overall yearly transactions between advertisers and publishers, AdStar’s existing relationships with many of the leading newspaper publishers, third-party ad providers, the Newspaper Association of America (NAA) and CareerBuilder, place the company well ahead of any competitor in the marketplace. These relationships, combined with the high-margin classified ad sales market, the substantial equity interest of Tribune Company and the company’s year-over-year growth in ad transactions since 2000, demonstrate AdStar’s solid foundation and position the company for dramatic growth.

AdStar’s e-Commerce Services

     AdStar’s e-commerce application suite consists of multiple services that can be subscribed to separately or as a fully integrated solution. The suite supports both business-to-business and business-to-consumer advertising needs, and enables AdStar’s customers to expand their relationships with their customers, while increasing sales volumes at reduced costs.

     The company’s remote and online services simplify the media buying process by allowing advertisers to create, schedule, pay for and submit advertising from their desktops either through a remote connection directly to newspapers or through AdStar’s private-label online ad transaction gateways. The process gives advertisers much greater control over the advertising process, including later deadlines, fewer errors from copy re-keying, administrative and reporting functions and, in many cases, more favorable rates.

     AdStar’s solutions include AdStar Agency Ad Sales, AdStar Web-based Ad Sales and AdStar’s new XML Gateway.

AdStar Agency Ad Sales

     AdStar Agency is the company’s desktop and Web-based classified remote ad service for professional advertising agencies. The application accepts classified ad transmissions from agencies and large corporations using AdStar’s advanced Web technology. The service delivers pricing results that provide for maximum flexibility and powerful design resources to provide unlimited creative capabilities. Below are some highlights of the AdStar Agency solution.

•	More than 1,400 large contract advertisers, including 400 recruitment agencies, such as TMP Worldwide, Miller Advertising, Shaker Advertising, and Nationwide Advertising, use AdStar’s Agency Ad Sales service to submit advertisements directly to newspapers via a remote connection or through the Internet.

•	Direct Advertisers, including Century 21, Coldwell Banker, Ford, and General Cinemas use AdStar’s remote ad entry software to place ads in newspapers across the country.

•	Fully integrates with most major vendors, including Harris, Atex, Ctext, SII, Mactive, CSI, Cybergraphics and Custom.

AdStar Web-based Ad Sales

     AdStar Web-based Ad Sales is a hosted classified ad transaction service that allows the general public to purchase classified ads directly from a publisher’s Web site for publication in print and online versions of the newspaper. This solution allows newspapers to accept ads in real-time on a 24/7 basis in a much more cost-effective manner than they could do on their own. Below are some highlights of AdStar’s Web technology.

•	More than 40 of the largest and most trusted newspapers in the United States, including the Atlanta Journal-Constitution, Chicago Tribune, The Denver Post and Detroit Free-Press count on AdStar’s Web-based technology to transform their online businesses into classified ad sales channels.

•	More than 200 newspapers and 50 state newspaper associations accept pre-paid ads from AdStar’s services, including private label sites, Advertise123.com and the NAA’s BonafideClassifieds.com, and third-party ad providers in the automotive, real estate, call center and recruitment industries.

•	Web transactions in 2002 increased by 149% to 212,000 equaling $27.1 million in gross billings.

•	AdStar is the exclusive technology enabler behind Tribune Company’s FlexAds, which allows professional advertisers and businesses to simultaneously compose, schedule, pay and place help-wanted ads on CareerBuilder.com and in Tribune’s affiliated newspapers.

•	AdStar recently expanded its international presence with an agreement to provide Web-based classified ad transaction services to the Jerusalem Post.

AdStar XML Gateway

     The AdStar XML Gateway is a new XML-based solution that allows ad-taking applications for the publishing industry. Whether online or traditional print media, advertisers and publishers can leverage the established AdStar ad composition and delivery technology to cost effectively place ads directly into front-end publishing systems. As a result of Gateway’s power and application programming interface (API), third-party ad providers in the automotive (Manheim Interactive), real estate (Celebro, CityFeet), outsourced call center (Classifieds-Plus), and recruitment (CareerBuilder) markets, can direct ads from a wide variety of channels directly into newspaper production systems. All of this can be done without any manual intervention by the production staff – thus adding profitable business to their bottom line.

   Features of the AdStar XML Gateway include:

•	Leverages 16 years of proven technology,

•	An XML based interface,

•	The ability to take pre-paid or publisher-billed ads,

•	Advanced ad composition and preview capabilities,

•	Publication-specific business rule enforcement, and

•	Integration with existing classified publishing systems.

RECENT DEVELOPMENT

     On October 21, 2003 we acquired the business and all the assets of Edgil Associates, Inc., a Massachusetts corporation, for $1,520,000 in cash and 1,311,530 shares of the our common stock. Edgil is a supplier of complete automated payment processing systems and content processing solutions for the publishing industry currently servicing over 100 newspapers. We believe the addition of Edgil products to our existing suite of services will allow us to continue to expand our revenue base within our core industry and will provide for cross marketing opportunities. We currently utilize a Web-based ASP version of Edgil’s payment processing software and plan to offer a Web-based version of Edgil’s products and services to existing AdStar and Edgil customers and as an additional service to the publishing industry.

RISK FACTORS

     The shares of AdStar common stock offered by the selling stockholders are speculative and involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors concerning the business of AdStar and this offering prior to making an investment decision.

     The following factors may affect the growth and profitability of AdStar and should be considered by any prospective purchaser of AdStar’s common stock:

Our Ability To Sustain Our Operations And Ultimately Attain Profitability Could Be Adversely Affected If We Are Not Able To Generate New Significant ASP Revenues.

It is uncertain as to whether we can continue the exponential growth and transform our business to one generating new significant revenues from our ASP services. The uncertainty includes risks as to whether we will be able to:

•	attract a sufficient number of publishers for our publisher specific ASP ad-taking services to permit profitable operations;

•	generate enough volume to prove our current ASP pricing based on volume related fees will ultimately achieve sufficient revenues to permit profitable operations;

•	respond effectively to competitive pressures; and

•	attract, retain and motivate qualified personnel.

Our failure to address these risks successfully could adversely affect our ability to sustain our operations and ultimately attain profitability.

Our Unproven On-Line Business Model May Not Generate Expected Revenues.

Because we have limited Internet experience, we cannot accurately forecast the source, magnitude or timing of our future revenues. Current expectations are that we will generate revenue from:

•	hosting and transaction fees for ads processed through our ASP product,

•	installation fees from publishers installing our new publisher specific ad-taking Web site services;

•	fees from publishers to process classified advertising utilizing our professional software product.

Our expectations with respect to future revenues are principally based on our ability to attract advertisers and publications. In particular, our assumption that we will not encounter any significant resistance by publishers to accepting Web-based ads may be wrong. Publishers might view transactions in which we charge a transaction fee as reducing the amounts they would receive if they obtained the ads directly. Conversely, advertisers may be reluctant to pay a mark-up to published classified advertising rates. If because of these factors, the revenues are not generated in the amounts and within the time periods necessary to sustain our operations, the prospects for our ASP, on-line business will be seriously compromised.

We Have A History Of Losses And Until We Are Able To Significantly Increase ASP Revenues We Expect Continued Losses.

We have incurred significant recurring net losses, and have used substantial funds in operations. For the years ended December 31, 2001, 2002 and for the nine months ended September 30, 2003 we had net losses of $1,884,498, $2,159,643 and $1,362,925, respectively. Our 2001 and 2002 net losses were principally attributable to our shift in focus from an on-line business to an ASP business. The net loss for the nine months ended September 30, 2003 was expected and we expect to continue to incur losses until we are able to increase our revenues significantly from fees based on the number of ad purchases transacted through our ASP product. Our operating expenses are expected to remain constant in connection with our expanded activities. Our future profitability will depend on our ability to increase our transaction and service revenues while controlling or reducing our costs. We may not be able to achieve profitability. However, based on our current operating plan, cash on hand, the $1,635,000 proceeds from our December 2003 private placement of 1,257,693 shares of common stock to accredited investors, our ability to control costs, and the operating cash expected to be generated from the operation of the businesses we acquired through our acquisition of Edgil Associates, Inc. we believe we have sufficient resources available to see us through December 31, 2004.

The Growth Of Our Historical AdStar Business Is Limited And May Not Be Able To Sustain Our Operations On Its Own.

Our historical AdStar remote ad entry business is limited both in current size and growth potential due principally to the installation, training and on-going support costs at advertiser sites and the requirement that advertisers separately dial-up each publication in which they intend to buy an ad. Our ability to achieve sufficient revenues to justify the expectations of our investors is dependent on the success of our professional software product, which we believe eliminates these barriers. Our belief that we can successfully expand our business by migrating to an Internet delivery system and providing publisher specific site design, customization, implementation and management services may not be correct.

We May Be Unable To Obtain The Additional Capital Required To Grow Our Business Which Would Have An Adverse Effect On The Successful Implementation Of Our Planned Business Expansion.

Our ability to grow depends significantly on our ability to attract publishers to sign-up for AdStar’s suite of products, which means having an adequate sales and marketing budget and adequate funds to continue to enhance our Web sites and ad-taking technology. If the actual cost of attracting publishers, and enhancing our Web sites and ad-taking technology are higher than projected or the revenues from our operations fall below our current expectations, we may need additional financing in the near future. In either event, if our revenues are insufficient to provide the necessary cash flow for ongoing operations, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which would have an adverse effect on the successful implementation of our planned business expansion.

We Are Vulnerable To Breakdowns In Service Which Could Cause Our Customers And Prospective Customers To Lose Faith In Our Ability To Service Their Needs.

As a business delivering certain services via the Internet, we are vulnerable to breakdowns and interruptions in Internet transmission which could disrupt our ability to provide continued and sustained support to advertisers and publishers. We have not yet suffered any serious breakdowns in service. If because of interruptions our customers and prospective customers lose faith in our ability to service their needs, they may choose more traditional means for placing their classified ads, may turn to our competition, or may choose to no longer outsource their Web-based ad-taking functions and instead perform the services in-house. If this were to occur, we would not be successful in building an on-line business. In March 2003 we entered into an arrangement with Tribune Company to build out a fully functional back-up site at their AT&T co-location in Redwood City, California. We expect the site to be fully operational during 2003.

Our Ability To Compete Effectively And Operate Profitably Cannot Be Assured Because Our ASP Business Could Face Competition From Many Sources.

We are unaware of any major company that provides a centralized publisher specific ad-taking Web site service for the selection, transaction and processing of classified ads or to multiple print and on-line publication technology. Those publishers that accept and process ads by traditional means like telephone, facsimile transmission and printed copy submissions are potential competitors. Our ability to compete successfully will depend on the perceived convenience of our services, ease of use and the amount of fees we charge. In addition, companies not now in the business of providing on-line remote ad entry but possessing more capital resources than we do may seek to develop their own technology and enter into the business of offering a similar broad based, centralized on-line classified ad placement services to ours. Some of these companies could have longer operating histories, greater name recognition, larger customer bases and significantly greater technical and marketing resources than we have. As a result, they may be able to respond more quickly than we can to new or emerging technologies and can devote greater resources than we can to development, promotion and sale of their services. Faced with this type of competition, our ability to compete effectively and operate profitably cannot be assured.

We May Be Unable To Manage Our Growth.

Our business plan contemplates a sizable increase in the advertisers and publishers using our on-line services. In the event we need to increase the number of our employees beyond current levels, the recruitment, training and integration of these persons into our operations will place a significant strain on our managerial, operational and financial resources. We cannot guarantee that we will be able to manage effectively the expansion of our operations, or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If this were to occur, it would materially and adversely affect our business and prospects.

Our Overall Business Could Be Harmed If We Are Unable To Integrate The Edgil Business With Our Current Business.

     Integration of the business of supplying automated payment processing systems and content processing solutions for the publishing industry, which we acquired through our acquisition of Edgil Associates, Inc., involves the following and other risks:

•	disruption to our existing classified ad business;

•	incurring unanticipated costs or unknown liabilities including, additional expense associated with a write-off of a portion of goodwill and other intangible assets due to changes in market conditions or the economy in the markets in which we compete or because the acquisition is not providing the benefits expected;

•	management of geographically-dispersed operations;

•	diversion of management’s resources from other business concerns;

•	loss of existing customer relationships;

•	integration of new operations and personnel;

•	incorporation of acquired technologies into our existing products and services; and

•	maintenance of uniform standards, controls, procedures and policies.

Because of these and other risks our acquisition of Edgil Associates, Inc. could have a material adverse effect on our business, financial condition and results of operations. If we are unable to successfully address any of these risks, our overall business could be harmed.

We May Not Be Able To Retain Key Existing Employees Or Attract The Large Number Of Additional Employees Essential To The Success Of Our New On-Line Business.

Our performance is substantially dependent on the performance of our management and key technical personnel and on our ability to attract the new Internet-oriented employees required in the implementation of our business plan. The competition for Internet-oriented people of the type we will be seeking is intense and we may be hard pressed to find the personnel needed as fast as we need them. If we are unable to retain our key existing employees or to attract, hire and assimilate the qualified employees we will be seeking, the growth of our on-line business will be arrested and we will not be able to meet the projected revenue increases within the time period contemplated in our business plan, if at all.

Our Business Could Be Adversely Affected If The Services Of Either Our Chief Executive Officer Or Chief Technology Officer Become Unavailable To Us.

We are dependent on the continuing efforts of our President and Chief Executive Officer, Leslie Bernhard, and our Executive Vice President and Chief Technology Officer, Eli Rousso. Our business may be adversely affected if the services of either officer become unavailable to us. While we have obtained a key-man life insurance policy on the lives of both Leslie Bernhard and Eli Rousso in the amount of $850,000 each, this amount may not be sufficient to offset the loss of their services.

We Are Vulnerable To Potential Lawsuits Regarding Ad Content Or System Failure.

Because we facilitate the placement of advertisements in print and on-line publications, potential claims may be asserted against us for negligence, defamation or personal injury, or for reasons based on other theories, due to the nature of the content of these advertisements. Our technology does not contemplate our reviewing classified advertisement content processed on our Web sites for libelous or other statements that might give rise to possible liability. This role has been fulfilled historically by each publication and we expect the publications will continue to monitor their ads. Although we carry general and professional liability insurance, our coverage may not cover potential claims or may not be adequate to indemnify us fully. Any imposition of liability or legal defense expenses that are not covered by insurance or that are in excess of our insurance coverage could place a strain on our available cash resources, could seriously jeopardize the success of our business plan and could materially and adversely affect our financial position, results of operations and cash flows.

We May Not Be Able To Protect Our Proprietary Rights.

We believe that our future success will depend, in part, on our ability to develop proprietary rights with respect to our systems and services including domain names, trademarks, trade names, service marks and copyrights. This is particularly true with respect to our Web-based service technology. We do not currently own any patents or patent applications on our technology and we have no assurance that our rights to that technology are patentable or otherwise protectable. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours regardless of whether or not we obtain patent protection.

Despite our existing trademark rights in the marks AD-STAR, ADSTAR, and Advertise123.com, the marks remain susceptible to trademark infringement due to the frequent illicit use and piracy of trademarks by “cyber squatters” on the Internet. Although we own the domain names Advertise123.com and ADSTAR.com, there remains the risk that third parties will seek to register our marks AD-STAR and

Advertise123 in the other “top level” domains, e.g., .org, .net, and .gov, or that they will register close copies of our marks.

Furthermore, we cannot guarantee that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. If for any of the above reasons we are deprived of any proprietary rights to our technology or trade style, our prospects for success may be seriously and adversely affected.

If Others Develop Alternate Technologies, Or Use Our Technology Without Our Authorization, Our Business, Results Of Operation And Financial Position Could Be Materially And Adversely Affected.

We do not currently own any patents or patent applications on our technology and we have no assurance that it will not be used by others without our authorization. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours whether or not we obtain patent protection. If others develop alternate technologies or use our technology without our authorization, our results of operations and financial position could be materially and adversely affected.

Natural Disasters Which Disrupt Our Services Could Have An Adverse Effect On Our Business, Results Of Operations And Financial Condition.

Our operations and services depend on the extent to which our computer equipment and the telecommunications infrastructure of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access is located in the Los Angeles, California area. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our network hub, or a third-party network provider point of presence could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. As discussed above we are in the process of building out a back-up site, which is not yet completed, and do not currently maintain back-up Internet services or facilities or other back-up computing and telecommunications facilities. Extensive or multiple interruptions in providing users with Internet access is a reason for a user to decide to stop using access services. Accordingly, any disruption of access services in general, or our service specifically, due to systems failure could have an adverse effect on our business, results of operations and financial condition.

Our Corporate Documents May Limit Rights Of Stockholders.

Our Board of Directors has the authority to issue up to an additional 1,556,543 shares of preferred stock without any further vote or action by our stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights accompanying shares of our common stock, the rights of the holders of shares of common stock will be subject to, and may be adversely affected by, the superior rights of the holders of preferred stock. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain provisions of our Certificate of Incorporation, and certain provisions of our Bylaws and of Delaware law, could have the effect of delaying or preventing a change in control of the corporation which the stockholders may deem to be in the best interests of AdStar.

If Our Shares Of Common Stock Are Removed Or Delisted From The Nasdaq Small Cap Market, The Ability Of Stockholders To Sell Our Common Stock And Warrants In The Secondary Market Could Be Restricted.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. If our shares of common stock are removed or delisted from The Nasdaq Small Cap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the “penny stock” rules, in the event our securities are delisted from The Nasdaq Small Cap Market, may restrict the ability of stockholders to sell our common stock and warrants in the secondary market.

If We Are Unable To Satisfy Nasdaq’s Maintenance Requirements, Our Common Stock May Be Delisted From Nasdaq Which Could Impair The Liquidity And The Value Of Our Common Stock.

While the shares of common stock met current Nasdaq listing requirements when initially listed and are currently included on Nasdaq, there can be no assurance that we will meet the criteria for continued listing. Continued listing on Nasdaq generally requires that (i) we maintain at least $2,500,000 in stockholders equity, or $35,000,000 in market capitalization, or $500,000 in net income for either the last fiscal year, or two out of the last three fiscal years, (ii) the minimum bid price of the common stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the common stock have at least two active market makers, and (v) the Common Stock be held by at least 300 holders. On November 10, 2003, pursuant to a hearing on October 23, 2003 before a Nasdaq Listing Qualifications Panel, the Nasdaq Panel made a determination to continue the listing of our securities on the The Nasdaq Small Cap Market. The hearing had been held pursuant to our request to be heard before the Nasdaq Panel in connection with the September 2003 letter we received from Nasdaq notifying us that our stockholders’ equity as of June 30, 2003 had fallen below their $2,500,000 minimum, requiring us to publicly disclose their determination to delist our securities from The Nasdaq SmallCap Market at the opening of business on September 25, 2003 unless we appeal the determination before a Nasdaq Listing Qualifications Panel. However, the Nasdaq Panel’s decision remains subject to review, within 45 calendar days, by the Nasdaq Listing and Hearing Review Council. If the Nasdaq Listing and Hearing Review Council decides to reverse, dismiss or remand the Panel’s decision, there can be no assurance that the Nasdaq Panel will again decide to continue the listing of our securities on the The Nasdaq Small Cap Market and our securities would be delisted from Nasdaq. In that event, trading, if any, in the common stock and warrants would be conducted in the Boston Stock Exchange and in either the over-the-counter market in the so-called “pink sheets” or the NASD’s “OTC Bulletin Board.” Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of AdStar, and lower prices for our securities than might otherwise be obtained.

USE OF PROCEEDS

     All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

SELLING SECURITY HOLDERS

     The table below presents information as to the ownership of our common stock by the selling stockholders as of January 9, 2004. On January 9, 2004, 12,782,808 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

     A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

				Percentage of
	Shares	Shares	Shares to be	Common
	Owned	that	Owned	Stock Owned
	Before the	May Be	After the	After
Selling Stockholder	Offering	Sold	Offering	The Offering

Edward Hopey 3 Gilmore Lane Amherst, NH 03031	655,765	655,765	0	0
Gilbert Wolsky 18 Oxford Street Winchester, MA 01890	655,765	655,765	0	0
Marina Co. 1039 Willow Brook Road Clinton Corners, New York 12514	97,906	44,615	53,291	*
John S. Lemak 4410 Bordeaux Dallas, Texas 75205	300,000	100,000	200,000	1.6%
Sandor Capital Master Fund, L.P. 2828 Routh Street, Suite 500 Dallas, Texas 75201	200,000	200,000	0	0
Renaissance Capital Growth & Income Fund III, Inc. (1)	269,231	269,231	0	0
BFS U.S. Special Opportunities Trust PLC. (1)	269,231	269,231	0	0

				Percentage of
	Shares	Shares	Shares to be	Common
	Owned	that	Owned	Stock Owned
	Before the	May Be	After the	After
Selling Stockholder	Offering	Sold	Offering	The Offering

Renaissance U.S. Growth Investment Trust PLC. (1)	269,231	269,231	0	0
Rawleigh H. Ralls 744 Spruce Street Boulder, Colorado 80302	150,000	150,000	0	0
Loki Group, Ltd. 8619 Alpine Valley Road Spring Grove, Illinois 60081	57,685	10,863	46,822	*

*	Less than 1%

(1)	Having an address at 8080 N. Central Expressway, Suite 210, Dallas, Texas 75206

John S. Lemak’s beneficial ownership of our common stock includes the shares held by Sandor Capital Master Fund, L.P., of which he is a general partner.

Marina Co.’s beneficial ownership of our common stock includes:

•	53,291 shares which are re-salable pursuant to our effective Registration Statement on Form S-3 (SEC File # 333-109757) filed on October 16, 2003.

Loki Group, Ltd’s beneficial ownership of our common stock includes:

•	16,918 shares which are re-salable pursuant to our effective Registration Statement on Form S-3 (SEC File # 333-109757) filed on October 16, 2003.

PLAN OF DISTRIBUTION

     Sales of the shares of our common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, “selling stockholders” includes affiliates, nominees, distributees, donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

     We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

     In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person’s completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

     We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at approximately $ 47,000.

LEGAL MATTERS

     Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York 10022 delivered an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: 147,906 shares of our common stock, of which 97,906 are held by its nominee, Marina Co.; and options and warrants to purchase 100,000 shares of our common stock, all of which are currently exercisable. Stephen A. Zelnick, Esq., a member of Morse, Zelnick, Rose & Lander, LLP, serves as a director of AdStar.

EXPERTS

     The financial statements of AdStar, Inc. as of December 31, 2002 and for the year then ended and the financial statements of Edgil Associates, Inc. as of June 30, 2003 and 2002 and for the years then ended, all of which are incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of AdStar, Inc. for the year ended December 31, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports and other information with the Securities and Exchange Commission. You may inspect these reports and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the website maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

     We filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the

Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

REPORTS TO SECURITY HOLDERS

     We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

(1)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(2)	Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(3)	Current Reports on Form 8-K filed on February 24, 2003, September 26, 2003, October 16, 2003, November 4, 2003 and January 5, 2004; and

(4)	The description of AdStar’s Common Stock, contained in its Registration Statement on Form 8-A, filed on December 15, 1999, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such information; and

(5)	Each document filed after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

     Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to AdStar, Inc., 4553 Glencoe Avenue, Suite #325, Marina del Rey, California 90292, (310) 577-8255 Attention: Leslie Bernhard, President and Chief Executive Officer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT

CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION LIMITING THE RIGHTS TO RECOVER MONETARY RELIEF AGAINST OUR DIRECTORS FOR A BREACH OF THEIR FIDUCIARY DUTY OF CARE

Limitation of Director Liability; Indemnification

     As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:

•	for breach of his or her duty of loyalty to us or to our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

•	for any transaction from which he or she derived an improper personal benefit.

     This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

     Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

2,624,701 Shares
Common Stock

ADSTAR, INC.

PROSPECTUS

January     , 2004

     You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The fees and expenses we incurred in connection with the offering are payable by us and are estimated as follows:

SEC registration fee		$392.83
Nasdaq SmallCap Market listing fee		*
Accounting fees and expenses		15,000.00
Legal fees and expenses		30,000.00
Miscellaneous expenses		1,000.00

Total	$	*

*	To be provided by amendment.

Item 16. Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among the Company, Edgil, EDG and the Edgil Stockholders, dated October 21, 2003(6)

4.1	Specimen Stock Certificate (1)

4.2	Revised Form of Underwriter’s Warrant (2)

4.3	Form of 5-year warrant issued in the Private Placement of units on April 6, 2001 (3)

4.4	Form of 5-year warrant issued in connection with the Private Placement of AdStar Common Stock during the period of October 2001 through January 2002(4)

4.5	Form of 3-year warrant issued to C.C.R.I. Corporation in connection with an agreement between it and AdStar, dated as of October 2, 2001(4)

4.6	Form of 5-year warrant issued in connection with the Private Placement of AdStar Common Stock in September 2003 (5)

4.7	Registration Rights Agreement by and among the Company and the Edgil Stockholders, dated October 21, 2003(7)

5.1	Opinion of Morse, Zelnick, Rose & Lander, LLP *

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of BDO Seidman LLP*

23.3	Consent of BDO Seidman LLP*

23.4	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

Notes to exhibits

*	Filed herewith

(1)	Filed on October 1999 as an exhibit with the same number to Registration Statement on Form SB-2 (No. 333-84209), and incorporated herein by reference.

(2)	Filed in September 2000 as an exhibit with the same number to Registration Statement on Form SB-2 (No. 333-43408) and incorporated herein by reference.

(3)	Filed on May 10, 2001 as an exhibit with the same number to Registration Statement on Form S-3 (No. 333-60664) and incorporated herein by reference.

(4)	Filed on January 24, 2002 as an exhibit with the same number to Registration Statement on Form S-3 (No. 333-81338) and incorporated herein by reference.

(5)	Filed on October 16, 2003 as an exhibit with the same number to Registration Statement on Form S-3 (No. 333-109757) and incorporated herein by reference.

(6)	Filed on November 4, 2003 as an exhibit with the same number to Current Report on Form 8-K and incorporated herein by reference.

(7)	Filed on November 4, 2003 as an exhibit 10.1 to Current Report on Form 8-K and incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of Such securities at that time shall be deemed to be the initial bonafide offering of such securities.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURE

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on January 15, 2004.

AdStar, Inc.

By:	/s/ Leslie Bernhard

Leslie Bernhard, President

POWER OF ATTORNEY

     ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Stephen A. Zelnick, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 15, 2004.

Signature	Title

Principal Executive Officer
/s/ Leslie Bernhard Leslie Bernhard	President and Chief Executive Officer and Director

Principal Financial Officer
/s/ Anthony J. Fidaleo Anthony J. Fidaleo	Chief Financial Officer

Directors
/s/ Eli Rousso Eli Rousso	Director

/s/ Jeffrey Baudo Jeffrey Baudo	Director

/s/ Stephen A. Zelnick Stephen A. Zelnick	Director

/s/ Richard Salute Richard Salute	Director